Exhibit 10.22

Supplemental Processing Agreement

Client (hereafter “Party A”):	Henan Jianyida Industrial Co., Ltd.

Contractor (hereafter “Party B”):	Zhongping Energy & Chemical Group Hongrui New Construction Materials Co., Ltd.

Based on negotiations, the parties hereby supplement the Processing Agreement they entered into on January 8, 2011, as follows:

1.	On the basis of the above referenced Processing Agreement, the term is extended for one year from March 1, 2015 to March 1, 2016.

2.	All other terms of the Processing Agreement shall remain in effect from the execution of this Supplemental Agreement.

3.	This Agreement is executed into two original duplicates. This Agreement shall take effect upon execution of authorized representatives of the parties. Each party shall retain one duplicate.

4.	The parties shall negotiate to resolve any unsettled matters.

Party A: [Seal]	Party B: [Seal]
Signature: /s/ Hui Li	Signature: /s/ Qimin Cheng
Date: February 25, 2015	Date: February 25, 2015